SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8K

                        Current Report
               Pursuant to Section 13 or 15(d) of
              The Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported):
                     December 16, 2005


                        JOHNSON & JOHNSON

     (Exact name of registrant as specified in its charter)


    New Jersey          1-3215             22-1024240

(State or other       Commission        (I.R.S. Employer
jurisdiction          File Number)      Identification No.)
of incorporation)



 One Johnson & Johnson Plaza, New Brunswick, New Jersey
08933

     (Address of principal executive offices)    (zip code)


Registrant's telephone number including area code:
                    (732) 524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-
2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-
4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events

NEW BRUNSWICK, N.J. and WEST CHESTER, Pa., Dec. 16 /PRNewswire-FirstCall/ -- Johnson & Johnson (NYSE: JNJ) and Animas Corporation (Nasdaq: PUMP), an insulin delivery company, today announced a definitive agreement whereby Animas will be acquired in a cash-for-stock merger transaction. Animas is expected to operate as a stand-alone entity reporting through LifeScan, Inc., a Johnson & Johnson company offering blood glucose monitoring systems. The acquisition affords LifeScan immediate entry into the fast-growing insulin delivery pump market.

Under the terms of the agreement, Animas stockholders will receive $24.50 for each outstanding Animas share. The net value of the transaction as of the anticipated closing date is estimated to be approximately $518 million based upon Animas' 22 million fully diluted shares outstanding, net of estimated cash on hand at time of closing.

The boards of directors of Johnson & Johnson and Animas have approved the transaction, which is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, certain foreign regulatory approvals, Animas stockholder approval and other customary closing conditions. The transaction is expected to close in the first quarter of 2006.


Exhibit No.       Description of Exhibit

99.15     Press Release dated December 16, 2005





                       SIGNATURE



Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                    JOHNSON & JOHNSON




Date: December 16, 2005    By: /s/ Stephen J. Cosgrove
                               Stephen J. Cosgrove
                               Chief Accounting Officer